UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

HG Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	54-1272589
(State of Incorporation or Organization)	(IRS Employer Identification Number)

2115 E. 7th Street, Suite 101 Charlotte, North Carolina	28204
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☒

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

None

(Title of Each Class)

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered
Preferred Stock Purchase Rights

Explanatory Note

This Amendment No. 1 to Form 8-A amends and supplements the Form 8-A originally filed by Stanley Furniture Company, Inc., a Delaware corporation and now HG Holdings, Inc. (the “Company”) on December 6, 2016 (the “Form 8-A”). Unless otherwise indicated, each capitalized term used and not defined in the amendment has the meaning assigned to such term in the Form 8-A.

Item 1.                 Description of Registrant’s Securities to be Registered.

In connection with entering into an agreement with Hale Partnership Fund, LP and certain affiliates (the “Hale Group”) on January 30, 2017 (“Hale Agreement”), the Company and Continental Stock Transfer & Trust Company (the “Rights Agent”)  entered into Amendment No. 1, dated January 30, 2017 (“Amendment No. 1”), to the Rights Agreement, dated December 5, 2016 (the “Rights Agreement”).  Amendment No.1 amends the definition of Acquiring Person to exclude any member of the Hale Group provided that any purchased made by members of the Hale Group after December 5, 2016 are made in compliance with Section 1(h) of the Hale Agreement. The foregoing description of Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 1, a copy of which is filed as Exhibit 4.2 to this Form 8-A, and is incorporated herein by reference.

On December 5, 2019, the Company and the Rights Agent entered into Amendment No. 2 (the “Amendment No 2”) to the Rights Agreement to extend the term of the Rights Agreement which was scheduled to expire at the close of business on December 5, 2019.  Amendment No. 2 amends the definition of “Expiration Time” to provide that, unless otherwise expiring under the terms of the existing definition, the Rights Agreement will expire (i) at the close of business on the day after the Company’s 2020 annual meeting of stockholders unless the Company’s stockholders approve the amendment to the definition of “Expiration Time” in Amendment No. 2 or (ii) the close of business on December 5, 2022. The foregoing description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 2, a copy of which is filed as Exhibit 4.3 to this Form 8-A, and is incorporated herein by reference.

Item 2.                 Exhibits.

Exhibit No.	Description

3.1

Certificate of Designation of Series A Participating Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 6, 2016).

4.1

Rights Agreement, dated as of December 5, 2016, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 6, 2016).

4.2

Amendment No. 1, dated as of January 30, 2017, to the Rights Agreement, dated as of December 5, 2016, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 30, 2017).

4.3	Amendment No. 2, dated as of December 5, 2019, to the Rights Agreement, dated as of December 5, 2016, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent.*

____________________

*Filed Herewith

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HG HOLDINGS, INC.

Date: December 5, 2019	By:	/s/ Bradley G. Garner
Name: Bradley G. Garner Title: Principal Financial and Accounting Officer